PROSPECTUS SUPPLEMENT (to Prospectus dated February 18, 2015)	Filed pursuant to Rule 424(b)(7) Registration No. 333-202143

46,689,822 Shares

JETBLUE AIRWAYS CORPORATION

Common Stock

This prospectus supplement supplements and amends the prospectus dated February 18, 2015 (as so supplemented, the “Prospectus”), relating to the offer and sale from time to time of up to 46,693,227 shares of our common stock, par value $0.01 per share, by persons who receive such shares upon exchange of 0.75% exchangeable notes due 2017, or the “notes”, issued by Lufthansa Malta Blues LP, or “Lufthansa Sub”, an indirect subsidiary of Deutsche Lufthansa AG, on April 5, 2012 and sold by the initial purchasers of the notes in transactions exempt from registration requirements of the U.S. Securities Act of 1933, as amended, or the Securities Act, to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act that were also qualified purchasers as defined in the U.S. Investment Company Act of 1940, as amended, or the “Investment Company Act”.  Recipients of shares of our common stock, whom we refer to collectively herein as “selling stockholders”, may use this prospectus to resell from time to time the shares of our common stock they receive from Lufthansa Sub upon exchange of their notes, so long as they satisfy certain conditions set forth in the 2012 registration rights agreement, dated as of April 5, 2012, or the “2012 registration rights agreement”, among us, Lufthansa Sub and Deutsche Lufthansa AG.

This prospectus supplement should be read in conjunction with and accompanied by the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JBLU”.  The last reported sales price of our common stock on March 25, 2015 was $18.78 per share.

         Investing in our common stock involves risks. See “Risk Factors” on page 5 of the accompanying prospectus and page 14 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into the Prospectus.

         Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the securities referred to herein or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The section entitled “Selling Stockholders” in the Prospectus is hereby amended and supplemented by the following information:

SELLING STOCKHOLDERS

The following table presents information regarding the beneficial ownership of the selling stockholders that are offering shares of our common stock pursuant to this prospectus supplement and the Prospectus.

Any information presented concerning a selling stockholder is based on questionnaires (as described in the Prospectus under the caption “Description of Common Stock and Preferred Stock—2012 Registration Rights Agreement”) furnished to us by such selling stockholder for the express purpose of including that information in a registration statement for the registration of the resale of the shares that it received from Lufthansa Sub upon exchange of its notes. We did not conduct any independent inquiry or investigation as to the accuracy or truthfulness of information provided to us by a selling stockholder.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the sale of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Applicable percentage of ownership is based on 312,506,155 shares of our common stock outstanding as of February 28, 2015.  Any material relationship that the selling stockholders have had with us during the past three years is described in the footnotes to the table. To our knowledge, there currently are no agreements, arrangements, or understandings with respect to the sale of any shares of our common stock.

	Beneficial Ownership Before Offering		Securities Offered by this Prospectus Supplement	Beneficial Ownership After Offering (1)
Name of Selling Stockholder	Common Stock	% of Common Stock (2)	Common Stock	Common Stock	% of Common Stock (2)

ADVANCED SERIES TRUST - AST ACADEMIC STRATEGIES PORTFOLIO (3)	69,721	*	69,721	—	0%

AG OFCON LTD (4)	1,354,581	*	1,354,581	—	0%

AG ONCON LLC (5)	836,652	*	836,652	—	0%

AQR DELTA SAPPHIRE FUND LP (6)	44,820	*	44,820	—	0%

AQR FUNDS - AQR DIVERSIFIED ARBITRAGE FUND (7)	557,768	*	557,768	—	0%

AQR FUNDS - AQR MULTI-STRATEGY ALTERNATIVE FUND (8)	94,621	*	94,621	—	0%

AQR OPPORTUNISTIC PREMIUM OFFSHORE FUND LP (9)	44,820	*	44,820	—	0%

BARCLAYS CAPITAL SECURITIES LTD (10)	2,717,907	*	1,349,003	1,368,904	*

BIWA MASTER FUND LIMITED (11)	181,673	*	181,673	—	0%

CNH CA MASTER ACCOUNT LP (12)	74,700	*	74,700	—	0%

CQS AIGUILLE DU CHARDONNET MF SCA SICAV-SIF (13)	314,143	*	314,143	—	0%

CQS CONVERTIBLE INVESTMENTS FUND LIMITED (14)	643,027	*	643,027	—	0%

CQS DIRECTIONAL OPPORTUNITIES MASTER FUND LIMITED (15)	6,802,788	2.18%	6,802,788	—	0%

CQS GLOBAL CONVERTIBLE ARBITRAGE MASTER FUND LIMITED (16)	1,649,999	*	1,649,999	—	0%

D.E. SHAW VALENCE INTERNATIONAL INC (17)	4,980,079	1.59%	4,980,079	—	0%

DEUTSCHE BANK AG LONDON (18)	2,988,032	*	1,494,023	1,494,009	*

GLG SHISHAPANGMA FUND (19)	498,007	*	498,007	—	0%

GOLDMAN SACHS INTERNATIONAL (20)	26,693	*	26,693	—	0%

HUDSON BAY MASTER FUND LTD (21)	1,832,669	*	1,832,669	—	0%

JABCAP MULTI-STRATEGY MASTER FUND LIMITED (22)	3,984,031	1.27%	1,992,031	1,992,000	*

JP MORGAN SECURITIES PLC (23)	199,203	*	199,203	—	0%

MERRILL LYNCH INVESTMENT SOLUTIONS - AQR GLOBAL RELATIVE VALUE UCITS FUNDS (24)	19,920	*	19,920	—	0%

MORGAN STANLEY & CO INTERNATIONAL PLC (25)	2,026,494	*	2,026,494	—	0%

MYRIAD OPPORTUNITIES MASTER FUND LIMITED (26)	6,533,266	2.09%	6,533,266	—	0%

PINE RIVER CONVERTIBLES MASTER FUND LTD (27)	1,593,625	*	1,593,625	—	0%

PRINCIPAL FUNDS, INC, GLOBAL MULTI-STRATEGY FUND (28)	39,840	*	39,840	—	0%

SOCIETE GENERALE SA (29)	2,788,844	*	2,788,844	—	0%

SUSQUEHANNA IRELAND LIMITED (30)	7,555,179	2.42%	7,555,179	—	0%

UBS AG (31)	9,960	*	9,960	—	0%

UNICREDIT BANK AG (32)	1,083,273	*	1,081,673	1,600	*

		Total:	46,689,822

_________________

*	Represents less than 1% of our outstanding common stock, which comprised 312,506,155 shares of our common stock (excluding treasury shares) as of February 28, 2015.
(1)
Assumes that the selling stockholder sells or otherwise distributes all of the shares of our common stock that is covered by this prospectus supplement to third parties and neither acquires nor disposes of any other shares of our common stock subsequent to the date on which we obtained information regarding such selling stockholder’s holdings.

(2)	Based on a total of 312,506,155 shares of our common stock outstanding as of February 28, 2015.
(3)
CNH Partners, LLC as the sub-advisor of Advanced Series Trust – AST Academic Strategies Portfolio (solely on behalf of the diversified arbitrage investment sleeve) has discretionary voting and investment authority over the shares owned by Advanced Series Trust – AST Academic Strategies Portfolio (solely on behalf of the diversified arbitrage investment sleeve).  CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AST Academic Strategies Portfolio (solely on behalf of the diversified arbitrage investment sleeve).

(4)
AG Ofcon Ltd has indicated that John Angelo and Michael Gordon, as authorized signatories of the investment manager have final voting or investment power over the shares owned by AG Ofcon Ltd and that it is an affiliate of a broker-dealer.

(5)
AG Oncon LLC has indicated that John Angelo and Michael Gordon, as authorized signatories of the managing member have final voting or investment power over the shares owned by AG Oncon LLC and that it is an affiliate of a broker-dealer.

(6)
AQR Delta Sapphire Fund LP has indicated that CNH Partners, LLC, as the sub-advisor, has discretionary voting and investment authority over the shares owned by AQR Delta Sapphire Fund LP. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Delta Sapphire Fund LP.

(7)
AQR Funds - AQR Diversified Arbitrage Fund has indicated that CNH Partners, LLC, as the sub-advisor, has discretionary voting and investment authority over the shares owned by AQR Funds - AQR Diversified Arbitrage Fund. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Funds - AQR Diversified Arbitrage Fund.

(8)
AQR Funds - AQR Multi-Strategy Alternative Fund has indicated that CNH Partners, LLC, as the sub-advisor, has discretionary voting and investment authority over the shares owned by AQR Funds - AQR Multi-Strategy Alternative Fund. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Funds - AQR Multi-Strategy Alternative Fund.

(9)
AQR Opportunistic Premium Offshore Fund LP has indicated that CNH Partners, LLC, as the sub-advisor, has discretionary voting and investment authority over the shares owned by AQR Opportunistic Premium Offshore Fund LP. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Opportunistic Premium Offshore Fund LP.

(10)	Barclays Capital Securities Ltd. has indicated that Vikramjeet Reen has discretionary voting and investment authority over the shares owned by Barclays Capital Securities Ltd.
(11)	Biwa Master Fund Limited has indicated that Alex Schoenenberger has discretionary voting and investment authority over the shares owned by Biwa Fund Limited.
(12)
CNH CA Master Account LP has indicated that CNH Partners, LLC, as the advisor, has discretionary voting and investment authority over the shares owned by CNH CA Master Account LP. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by CNH CA Master Account LP.

(13)
CQS Aiguille Du Chardonnet Mf Sca Sicav-Sif has indicated that Alex Schoenenberger has discretionary voting and investment authority over the shares owned by CQS Aiguille Du Chardonnet Mf Sca Sicav-Sif.

(14)	CQS Convertible Investments Fund Limited has indicated that Alex Schoenenberger has discretionary voting and investment authority over the shares owned by CQS Convertible Investments Fund Limited.
(15)
CQS Directional Opportunities Master Fund Limited has indicated that Zacharias Bobolakis has discretionary voting and investment authority over the shares owned by CQS Directional Opportunities Master Fund Limited.

(16)
CQS Global Convertible Arbitrage Master Fund Limited has indicated that Alex Schoenenberger has discretionary voting and investment authority over the shares owned by CQS Global Convertible Arbitrage Master Fund Limited.

(17)
D.E. Shaw Valence International Inc. has indicated that it may directly hold up to 4,980,079 shares of JetBlue common stock (the shares owned by D.E. Shaw Valence International Inc. the “Subject Shares”). D.E. Shaw Valence International, Inc. has indicated that D.E. Shaw & Co. L.P. (“DESCO LP”), as the managing member and investment adviser of D.E. Shaw Valence Portfolios, L.L.C., which in turn is the sole shareholder and sole director of D.E. Shaw Valence International, Inc. may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the designees, exercise voting and investment control over the Subject Shares on DESCO LP’s behalf).  D.E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares.  Neither DESCO LP nor DESCO Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly.  By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares.  David E. Shaw disclaims beneficial ownership of the Subject Shares. D. E. Shaw Valence International, Inc. is an affiliate of two registered broker-dealers, neither of which will be involved with the offering of the Shares.  D.E. Shaw Valence International, Inc. (i) purchased the shares in the ordinary course of business and (ii) at the time of the purchase (i.e., when D.E. Shaw Valence International, Inc. received the shares), had no agreements or understandings with any person to distribute the Shares.

(18)	Deutsche Bank AG London has indicated that Sean Hammersley has discretionary voting and investment authority over the shares owned by Deutsche Bank AG London and that it is a broker-dealer.
(19)	GLG Shishapangma Fund has indicated that GLG Partners LP has discretionary voting and investment authority over the shares owned by GLG Shishapangma Fund.
(20)	Goldman Sachs International has indicated that Rob Welsh has discretionary voting and investment authority over the shares owned by Goldman Sachs International.
(21)
Hudson Bay Master Fund Ltd has indicated that Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sandor Gerbor is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sandor Gerber disclaims beneficial ownership over these securities.

(22)
Jabcap Multi-Strategy Master Fund Ltd has indicated that Philippe Jabre has voting and investment power over the shares held by the fund.  The fund also confirms that Jabre Capital Partners SA (“JCP SA”) serves as the investment manager of the fund, and Philippe Jabre is a portfolio Manager at JCP SA and Philippe Jabre disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(23)	JP Morgan Securities Plc has indicated that Thomas Seeboth has discretionary voting and investment authority over the shares owned by JP Morgan Securities Plc and that it is a broker-dealer.
(24)
Merrill Lynch Investment Solutions - AQR Global Relative Value UCITS Funds has indicated that CNH Partners, LLC, as the sub-advisor, has discretionary voting and investment authority over the shares owned by Merrill Lynch Investment Solutions - AQR Global Relative Value UCITS Funds. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned Merrill Lynch Investment Solutions - AQR Global Relative Value UCITS Funds.

(25)
Morgan Stanley & Co International Plc has indicated that Niall Dowling has discretionary voting and investment authority over the shares owned by Morgan Stanley & Co International Plc and that it is an affiliate of a broker-dealer.

(26)	Myriad Opportunities Master Fund Ltd has indicated that Carl Huttenlocher has discretionary voting and investment authority over the shares owned by Myriad Opportunities Master Fund Ltd.
(27)	Pine River Convertibles Master Fund Ltd has indicated that Brian Taylor, as Director, has discretionary voting and investment authority over the shares owned by Pine River Convertible Master Fund Ltd.
(28)
Principal Funds, Inc, Global Multi-Strategy Fund has indicated that CNH Partners, LLC as the sub-advisor of Principal Funds, Inc, Global Multi-Strategy Fund has discretionary voting and investment authority over the shares owned by Principal Funds, Inc, Global Multi-Strategy Fund.  CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by Principal Funds, Inc, Global Multi-Strategy Fund.

(29)	Societe Generale S.A. has indicated that Mikael Dauvert has discretionary voting and investment authority over the shares owned by Societe Generale S.A.
(30)
Susquehanna Ireland Ltd has indicated that Andrew Mlillins has discretionary voting and investment authority over the shares owned by Susquehanna Ireland Ltd and that it is an affiliate of a broker-dealer.

(31)	UBS AG has indicated that Nick Sibbering, acting on behalf of UBS AG has discretionary voting and investment authority over the shares owned by UBS AG.
(32)
Unicredit Bank AG has indicated that Carsten Richter, as the Trader of Convertible Market Making has discretionary voting and investment authority over the shares owned by Unicredit Bank AG and that it is an affiliate of a broker-dealer.

The date of this prospectus supplement is March 26, 2015.